Exhibit 10.6

RPMG

RENEWABLE PRODUCTS Marketing Group

ETHANOL FUEL

MARKETING AGREEMENT

ETHANOL FUEL MARKETING AGREEMENT

THIS AGREEMENT, entered into this         th day of                             , 2006, by and between RENEWABLE PRODUCTS MARKETING GROUP, L.L.C., hereinafter referred to as “RENEWABLE PRODUCTS”; and OTTER TAIL AG ENTERPRISES, LLC, a Minnesota limited liability company, hereinafter referred to as “OTTER TAIL AG.”

WITNESSETH:

WHEREAS, RENEWABLE PRODUCTS is a limited liability company formed for the purpose of marketing ethanol for its members and others, and,

WHEREAS, OTTER TAIL AG, is intending to construct a plant in Fergus Falls, Minnesota for the production of fuel grade ethanol, and,

WHEREAS, the parties have agreed that, for the duration of this marketing agreement, the sale and marketing of all of the ethanol produced by OTTER TAIL AG should be undertaken by RENEWABLE PRODUCTS.

NOW, THEREFORE, In consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

1.             Exclusive Marketing Representative.   That if OTTER TAIL AG constructs a facility for the production of fuel grade ethanol, RENEWABLE PRODUCTS shall be the sole marketing representative for the entire production of said facility subject to all the terms and conditions of this agreement.

2.             Plant Construction/Ethanol Specifications.   That OTTER TAIL AG promises and agrees to proceed, with due diligence, toward the planning, financing and construction of a facility for the production of fuel grade ethanol with a capacity of approximately 55 million gallons per year, which fuel grade ethanol will be at least 200 proof (denatured), and conform to the specifications described in A.S.T.M. 4806 and such other specifications that may be, from time-to-time, promulgated by the industry for E-Grade denatured fuel ethanol. OTTER TAIL AG contemplates that said facility is anticipated to be in production by January, 2008, and will make every good faith effort to begin production by that time.

3.             Rail and Truck Loading Facilities.   That the facility to be constructed and operated by OTTER TAIL AG, as aforesaid, shall include reasonable and convenient railcar and tank truck access at the facility of a size and design appropriate to handle production of approximately 55 million gallons of ethanol per year. All such railcar and tank truck loading facilities shall meet all industry and governmental safety standards and shall be capable of delivering a minimum of 829 gallons of product per minute to railcars and 280 gallons of product per minute to tank trucks. OTTER TAIL AG will be solely responsible for all demurrage charges for railcars in service for its use. OTTER TAIL AG shall provide personnel reasonably needed to load trucks or rail cars at its facility in a timely manner.

4.             Storage Capacity.   That the facility to be constructed and operated by OTTER TAIL AG as aforesaid shall have sufficient storage capacity for not less than 12 days ethanol production.

5.             Best Efforts to Market.   That since RENEWABLE PRODUCTS shall have the exclusive right to market all the fuel grade ethanol produced by OTTER TAIL AG at this facility during the term of this agreement, RENEWABLE PRODUCTS promises and agrees to use its best good faith efforts to market all such fuel grade ethanol; provided, however, that RENEWABLE PRODUCTS’ obligation hereunder shall be excused in case of fire, flood, other natural calamity, labor dispute or any adverse governmental statute, regulations or decree (including any court order or decree).

6.             Risk of Loss.   RENEWABLE PRODUCTS will be responsible for the marketing (subject to the terms of this agreement) of all such fuel grade ethanol produced by OTTER TAIL AG, from the time the product crosses the loading flange, and the common carrier accepts responsibility for the product at OTTER TAIL AG’s facility in either a railcar and/or tank truck. In addition, RENEWABLE PRODUCTS shall bear the risk of loss for all such product that has been accepted for shipment by the common carrier.

7.             Specific Marketing Tasks.   RENEWABLE PRODUCTS shall be totally responsible for the marketing, sal e and delivery of all the production from OTTER TAIL AG’s facility during the term of this agreement, including, but not limited to:

•      Obtaining sufficient railcar, tank trucks and other transport as may be needed to handle said production;

•      Negotiating the rates and tariffs to be charged for delivery of such production to the customer;

•      Promoting and advertising the sale of fuel grade ethanol as appropriate;

•      Ascertaining that such production is delivered where contracted and intended;

•      Handling all purchase agreements with consumers and any complaints in connection therewith; and

•      Collecting all accounts and undertaking any legal collection procedures as may be necessary.

8.             Negotiation of Ethanol Price.   That RENEWABLE PRODUCTS will use its best efforts to obtain the best price for all fuel grade ethanol sold by it pursuant to the terms of this agreement.

9.             Compensation/Pooling.   OTTER TAIL AG will pay RENEWABLE PRODUCTS $.01 (one cent) per gallon for each gallon of ethanol sold by RENEWABLE PRODUCTS for the account of OTTER TAIL AG. RENEWABLE PRODUCTS shall have the right to deduct this fee from payments due OTTER TAIL AG as described in paragraph 10. The members of RENEWABLE PRODUCTS market their ethanol as a pool. It is the intent of RENEWABLE PRODUCTS to treat the production of OTTER TAIL AG in a similar manner in the future. The parties hereto agree that, upon request in writing, either party may require the other to make available its books and records, at reasonable intervals, in order to audit those books and records and to account for all dealings, transactions and sums relevant to this Agreement.

10.          Accounts Receivable/Rail Car Leases/Termination of Contract.   It will be the responsibility of RENEWABLE PRODUCTS to do all billing in regard to the sale of ethanol, to collect all receivables and to be responsible for any bad accounts. RENEWABLE PRODUCTS shall make payment to OTTER TAIL AG within 10 days after the date on which the product crosses the loading flange into common carrier truck or into railcar. All risks associated with accounts receivables shall be borne by RENEWABLE PRODUCTS. RENEWABLE PRODUCTS will lease approximately 140 to 175 railcars to be used by OTTER TAIL AG. A separate payment for leased railcars is not applicable as OTTER TAIL AG’s production of fuel grade is part of the RENEWABLE PRODUCTS marketing pool. If this contract is terminated, by non-renewal or otherwise, the lease for the rail cars leased by RENEWABLE PRODUCTS for the transport of OTTER TAIL AG’s ethanol will be assigned to OTTER TAIL AG, who will be obligated to the terms and conditions of said lease. RENEWABLE PRODUCTS shall provide OTTER TAIL AG the opportunity to review and approve of the terms and conditions of any such rail car lease before RENEWABLE PRODUCTS first executes the same. The parties understand that the assignment of the lease is subject to the approval of the lessor of the rail cars.

11.          No “Take or Pay.”   The parties agree that this is not a “take or pay contract” and that RENEWABLE PRODUCTS’ liability is limited to ethanol passing custody at OTTER TAIL AG’s facility.

12.          Term.   The term of this agreement shall commence on the first day of the month that OTTER TAIL AG initially ships ethanol and shall continue for a period of at least 12 months, but will terminate at the end of the first traditional ethanol marketing contract period; end of March or end of September which ever occurs first after the 12 month period. This Agreement shall be automatically extended for an additional one (1) year term following the end of the initial term unless either party gives written notice of non-extension not less than ninety (90) days before the end of the current expiration date.

13.          Licenses and Permits.   At all times from the commencement of this contract, OTTER TAIL AG will have all of the licenses and permits necessary to operate its production facilities.

14.          Expected Volume.   During the term of this agreement, or any renewals thereof, OTTER TAIL AG agrees to have RENEWABLE PRODUCTS market all of the ethanol produced by OTTER TAIL AG it at its production facility. The average monthly volume of ethanol produced by OTTER TAIL AG is estimated to be approximately 4,583,333 gallons.

15.          Estimated 12-Month Volume.   As of the effective date of this agreement, OTTER TAIL AG will provide RENEWABLE PRODUCTS with OTTER TAIL AG’s best estimate of its anticipated monthly ethanol production for the next twelve (12) months, to assist RENEWABLE PRODUCTS in developing appropriate marketing strategies for the ethanol to be produced by OTTER TAIL AG.

16.          Updated Monthly Volume Estimates.   On or before the first day of each month, OTTER TAIL AG will provide RENEWABLE PRODUCTS with its updated best estimate of OTTER TAIL AG’s anticipated monthly ethanol production for the next twelve (12) months, so that RENEWABLE PRODUCTS will have ethanol production estimates from OTTER TAIL AG twelve (12) months into the future during the entire time that this agreement is in effect.

17.          Good and Marketable Title.   OTTER TAIL AG represents that it will have good and marketable title to all of the ethanol marketed for it by RENEWABLE PRODUCTS and that said ethanol will be free and clear of all liens and encumbrances.

18.          Establishment of Price and Other Sale Terms.   When RENEWABLE PRODUCTS sells the ethanol marketed pursuant to the terms of this agreement to its customers, the parties understand and agree that the ethanol sales prices and all other terms and conditions of ethanol sales to customers under this agreement will be established by RENEWABLE PRODUCTS. RENEWABLE PRODUCTS may make these decisions, without the need of obtaining consent from OTTER TAIL AG. Notwithstanding the foregoing, RENEWABLE PRODUCTS agrees to use its best efforts to communicate with OTTER TAIL AG the terms and conditions of ethanol sales.

19.          Independent Contractor.   Nothing contained in this agreement will make RENEWABLE PRODUCTS the agent of OTTER TAIL AG for any purpose whatsoever. RENEWABLE PRODUCTS and its employees shall be deemed to be independent contractors, with full control over the manner and method of performance of the services they will be providing on behalf of OTTER TAIL AG under this agreement.

20.          Separate Entities.   The parties hereto are separate entities and nothing in this agreement or otherwise shall be construed to create any rights or liabilities of either party to this agreement with regard to any rights, privileges, duties or liabilities of any other party to this agreement.

21.          Working Relationship.   Because the parties hereto have not done business together in the past in the manner described in this agreement, they have not yet attempted to develop efficient and effective procedures related to ordering, delivering ethanol and shipping ethanol and, therefore, agree to work together promptly and in good faith to develop effective and efficient policies and procedures to cover these matters.

22.          Ethanol Shortage/Open Market Purchase.   If OTTER TAIL AG is unable to deliver its estimated monthly ethanol production and if as a consequence of the non-delivery and in order to meet its sale obligation to third parties,

RENEWABLE PRODUCTS may purchase ethanol in the market place to meet its delivery obligations. If it does so, and as a result thereof incurs a financial loss, OTTER TAIL AG will reimburse RENEWABLE PRODUCTS for any such loss. Under such circumstances, if RENEWABLE PRODUCTS realizes a financial gain, it will pay such gain to OTTER TAIL AG.

23.          Testing of Samples.   At the request of RENEWABLE PRODUCTS, OTTER TAIL AG agrees to provide RENEWABLE PRODUCTS with samples of its ethanol produced at its production facility so that it may be tested for product quality on a regular basis.

24.          Insurance.   During the entire term of this agreement, OTTER TAIL AG will maintain insurance coverage that is standard, in the reasonable opinion of RENEWABLE PRODUCTS, for a company of its type and size that is engaged in the production and selling of ethanol. At a minimum, OTTER TAIL AG’s insurance coverage must include:

a.             Comprehensive general product and public liability insurance, naming RENEWABLE PRODUCTS as an additional named insured, with liability limits of at least $5 million in the aggregate.

b.             Property and casualty insurance adequately insuring its production facilities and its other assets against theft, damage and destruction on a replacement cost basis.

c.             RENEWABLE PRODUCTS as a named insured under the comprehensive general product and public liability insurance policy and the property and casualty insurance policy.

d.             Workers’ compensation insurance to the extent required by law.

OTTER TAIL AG will not change its insurance coverage during the term of this agreement, except to increase it or enhance it, without the prior written consent of RENEWABLE PRODUCTS which consent will not be unreasonably withheld.

25.          Indemnifications and Hold Harmless—   OTTER TAIL AG. If a third party makes a claim against RENEWABLE PRODUCTS or any person or organization related to it as the result of the actions or omissions of OTTER TAIL AG or any person or organization related to OTTER TAIL AG including, but not limited to, claims relating to the quality of ethanol produced by OTTER TAIL AG, then OTTER TAIL AG agrees to indemnify RENEWABLE PRODUCTS and its related persons and organizations and to hold them harmless from any liabilities, damages, costs and/or expenses, including costs of litigation and reasonable attorneys fees which they incur as a result of any claims, arising solely from the marketing of OTTER TAIL AG’s ethanol under this Agreement, made against them by third parties.

26.          Indemnifications and Hold Harmless-RENEWABLE PRODUCTS.   The indemnification obligations of the parties under this agreement will be mutual and RENEWABLE PRODUCTS, therefore, makes the same commitment to indemnify OTTER TAIL AG and its related persons or organizations that OTTER TAIL AG has made to RENEWABLE PRODUCTS in the preceding paragraph.

27.          Survival of Terms/Dispute Resolution.   All representations, warranties and agreements made in connection with this agreement will survive the termination of this agreement. The parties will, therefore, be able to pursue claims related to those representations, warranties and agreements after the termination of this agreement, unless those claims are barred by the applicable statute of limitations. Similarly, any claims that the parties have against each other that arise out of actions or omissions that take place while this agreement is in effect will survive the termination of this agreement. This means that the parties may pursue those claims even after the termination of this agreement, unless applicable statutes of limitation bar those claims. The parties agree that, should a dispute between them arise in connection with this agreement, the parties will complete, in good faith, a mediation session prior to the filing of any action in any court. Such mediation session shall occur at a place that is mutually agreeable, and shall be conducted by a mediator to be selected by mutual agreement of the parties.

28.          Choice of Law.   The parties agree that this agreement will be governed by, interpreted under and enforced in accordance with Minnesota law.

29.          Assignment.   Neither party may assign its rights or obligations under this agreement without the written consent of the other party, which consent will not be unreasonably withheld.

30.          Entire Agreement.   This Agreement constitutes the entire agreement between the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations, or terms of any kind as conditions or inducements to the execution hereof or in effect between Buyer and Seller, except as expressed in this Agreement. No change or addition shall be made to this Agreement except by a written document signed by all parties hereto.

31.          Execution of Counterparts.   This Agreement may be executed by the parties on any number of separate counterparts, and by each party on separate counterparts, each of such counterparts being deemed by the parties to be an original instrument; and all of such counterparts, taken together, shall be deemed to constitute one and the same instrument.

32.          Duplicate Counterpart Includes Facsimile.   The parties specifically agree and acknowledge that a duplicate hereof shall include, but not be limited to, a counterpart produced by virtue of a facsimile (“fax”) machine.

33.          Binding Effect.   This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and there respective heirs, personal representatives, successors and assigns.

34.          Termination.   The agreement may be terminated if either party engages in an uncured breach. After receiving written notice, the breaching party will have 30 days to cure the breach. If the breaching party does not cure the breach in the required time, the agreement will terminate 30 days later.

35.          Confidential Information.   The parties acknowledge that they will be exchanging information about their businesses under this Agreement which is confidential and proprietary, and the parties agree to handle that confidential and proprietary information in the manner described in this Section 36.

(a)           Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” means information related to the business operations of OTTER TAIL AG or RENEWABLE PRODUCTS that meets all of the following criteria:

(i)            The information must not be generally known to the public, and must not be a part of the public domain.

(ii)           The information must belong to the party claiming it is confidential, and must be in that party’s possession.

(iii)          The information must have been protected and safeguarded by the party claiming it is confidential by measures that were reasonable under the circumstances before the information was disclosed to the other party.

(iv)          Written information must be clearly designated in writing as “Confidential Information” by the party claiming it is confidential before it is disclosed to the other party, except that all information about costs and prices will always be considered Confidential Information under this Agreement, without the need for specifically designating it as such.

(v)           Verbal Confidential Information which is disclosed to the other party must be summarized in writing, designated in writing as “Confidential Information,” and transmitted to the other party within ten (10) days of the verbal disclosure.

(b)           Limitations on the Use of Confidential Information. Each party agrees that it will not use any Confidential Information that it obtains about the other party for any purpose, other than to perform its obligations under this Agreement.

(c)           The Duty not to Disclose Confidential Information. The parties agree that they will not disclose any Confidential information about each other to any person or organization, other than their respective legal counsel and accountants, without first getting written consent to do so from the other party. Notwithstanding the foregoing, if a party or anyone to whom such party transmits Confidential Information in accordance with this Agreement is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process, SEC filings or administrative proceedings) in connection with any proceeding, to disclose any Confidential Information, such party will give the disclosing party prompt written notice of such request or requirement so that the disclosing party may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and the receiving party will cooperate with the disclosing party to obtain such protective order. The fees and costs of obtaining such protective order, including payment of reasonable attorney’s fees, shall be paid for by the disclosing party. If such protective order or other remedy is not obtained or the disclosing party waives compliance with the relevant provisions of this Agreement, the receiving party (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which, in the opinion of legal counsel, is legally required to be disclosed, and upon the disclosing party’s request, use commercially reasonable efforts to obtain assurances that the confidential treatment will be accorded to such information. This will be the case both while this Agreement is in effect and for a period of five (5) years after it has been terminated.

(d)           The Duty to Notify the Other Party in Cases of Improper Use or Disclosure. Each party agrees to immediately notify the other party if either party becomes aware of any improper use of or any improper disclosure of the Confidential Information of the other party at any time while this Agreement is in effect, and for a period of five (5) years after it has been terminated.

(e)           Protection of the Confidential Information. Each party agrees to develop effective procedures for protecting the Confidential Information that it obtains from the other party, and to implement those procedures with the same degree of care that it uses in protecting its own Confidential Information.

(f)            Return of the Confidential Information. Immediately upon the termination of this Agreement, each party agrees to return to the other party all of the other party’s Confidential Information that is in its possession or under its control.”

(g)           Disclosure in SEC Filings. Notwithstanding any other provision contained in this agreement, RENEWABLE PRODUCTS acknowledges and agrees that the disclosure of this agreement and the transactions contemplated hereby by OTTER TAIL AG (i) on a Form 8-K or other report filed with the Securities and Exchange Commission at any time after the date hereof, or (ii) in a customary press release or on a customary analyst call, will not be violation of this Section 35. OTTER TAIL AG will cooperate with any reasonable requests of RENEWABLE PRODUCTS to request confidential treatment concerning sensitive/confidential items.

36.          Notices.   Any notice or other communication required or permitted hereunder shall be in writing and shall be considered delivered in all respects when it has been delivered by hand or mailed by first class mail postage prepaid, addressed as follows:

TO:	RENEWABLE PRODUCTS MARKETING
GROUP, L.L.C.
809 East Main Street
Suite 2
Belle Plaine, MN 56011

TO:	OTTER TAIL AG ENTERPRISES, LLC
P.O. Box 492
Fergus Falls, MN 56538-0492

IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first written above.

RENEWABLE PRODUCTS
MARKETING GROUP, LLC

By
Its

OTTER TAIL AG ENTERPRISES, LLC

By
Its